Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated April 2, 2015

JPMorgan U.S. Sector Rotator TR Series X Index

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Performance Update - April 2015

OVERVIEW

JPMorgan U.S. Sector Rotator TR Series X Index (the
"Index") is a J.P. Morgan index that tracks the total
return of a monthly reconstituted portfolio of
exchange-traded funds ("ETFs") selected out of a pool of
ten U.S. sector ETFs and a U.S. short term treasury bond
ETF based on a momentum and equal-volatility weighted
approach.

Hypothetical and Actual Historical Performance -
March 31, 2005 to March 31, 2015

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Hypothetical and Actual Historical Volatility -
through March 31, 2015

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Key Features of the Index

The Index selects from a universe of 11 ETFs covering 10 US
Sector ETFs and 1 Short Term Treasury Bond ETF.
Monthly rebalancing on the top 5 positive performing US
Sector ETFs with an allocation to the Short Term Treasury
Bond ETF otherwise
Volatility mitigation monthly mechanism as the strategy
deleverages by allocating to the Short Term Treasury Bond
ETF in high volatility regime

Hypothetical and
Actual Historical
 Performance*      Jan    Feb    Mar
----------------- ------ ------ ------
    2015          -0.53% -0.40% -2.38%
----------------- ------ ------ ------
    2014          -4.67% 2.95%  0.06%
----------------- ------ ------ ------
    2013          3.75%  1.26%  4.70%
----------------- ------ ------ ------
    2012          1.43%  4.16%  3.07%
----------------- ------ ------ ------
    2011          3.38%  3.68%  -0.09%
----------------- ------ ------ ------

 Apr   May    Jun    Jul
===== ====== ====== ======
2.96% 1.31%  1.62%  -2.17%
----- ------ ------ ------
3.69% -3.05% -0.93% 4.22%
----- ------ ------ ------
0.27% -1.64% 0.74%  1.24%
----- ------ ------ ------
4.01% 1.73%  -0.84% 0.28%
----- ------ ------ ------

 Aug    Sep    Oct    Nov
====== ====== ====== ======
3.82%  -0.89% 1.88%  3.11%
------ ------ ------ ------
-3.25% 1.05%  4.19%  2.58%
------ ------ ------ ------
-0.83% 2.92%  -0.75% -1.09%
------ ------ ------ ------
-2.68% -0.04% 0.74%  -0.38%
------ ------ ------ ------

 Dec   Full Year
------ ---------
       -3.28%
------ ---------
-0.59% 8.84%
------ ---------
2.69%  22.53%
------ ---------
0.56%  10.37%
------ ---------
0.59%  10.68%
------ ---------

*Represents the monthly and full calendar year performance
of the Index based on, as applicable to the relevant or
annual measurement period, the hypothetical back tested
daily Index closing levels from December 31, 2009 to August
17, 2014, and the actual historical performance of the
index based on the daily closing levels from August 18,
2014 to March 31, 2015. See the last paragraph under
"Notes" on page 2 for important information about the
limitations of using hypothetical historical performance
measures.

**As calculated through March 31, 2015

                         Consumer      Consumer
                         Discretionary Staple Select Energy Select
                         Select Sector Sector SPDR   Sector SPDR
Recent Index Composition SPDR Fund       Fund          Fund
------------------------ ------------- ------------- -------------
        April 15          0.0%          0.0%          0.0%
------------------------ ------------- ------------- -------------
       March 15           21.2%         0.0%          0.0%
                         ------------- ------------- -------------

Financial Select Health Care    Industrial   Utilities Select
Sector SPDR      Select Sector Select Sector Sector SPDR
   Fund          SPDR Fund     SPDR Fund       Fund
---------------- ------------- ------------- ----------------
 21.5%            21.4%         0.0%          0.0%
---------------- ------------- ------------- ----------------
 20.0%            0.0%          21.6%         0.0%
---------------- ------------- ------------- ----------------

 Materials    Technology    SPDR Dow   iShares 1-3
Select Sector Select Sector Jones REIT Year Treasury
SPDR Fund     SPDR Fund       ETF       Bond ETF
------------- ------------- ---------- -------------
 0.0%          0.0%         17.2%       40.0%
------------- ------------- ---------- -------------
 18.1%         19.1%         0.0%       0.0%
------------- ------------- ---------- -------------

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com April 01, 2015
*Represents the monthly and full

Comparative Hypothetical and Historical Total Returns (%),
Volatility (%) and Correlation -- March 31, 2015

                                            Three Year        Five Year
                                         Annualized Return Annualized Return
---------------------------------------- ----------------- -----------------
JPMorgan U.S. Sector Rotator TR Series X
                                              9.5%              10.8%
Index
---------------------------------------- ----------------- -----------------
SandP 500 Total Return Index                  16.1%             14.5%
---------------------------------------- ----------------- -----------------
Barclays U.S. Aggregate Bond Index
                                              3.1%              4.4%
(Total Return)
---------------------------------------- ----------------- -----------------

Ten Year Annualized Ten Year Annualized
     Return              Volatility
------------------- -------------------
      10.5%               12.4%
------------------- -------------------
      8.0%                20.5%
------------------- -------------------
      4.9%                3.7%

Ten Year Sharpe Ten Year
     Ratio      Correlation
--------------- -----------
     0.85        100.0%
--------------- -----------
     0.39        67.7%
--------------- -----------
     1.33        -22.4%

Notes

Hypothetical, historical performance measures: Represents
the performance of the JPMorgan U.S. Sector Rotator TR
Series X Index based on, as applicable to the relevant
measurement period, the hypothetical backtested daily
closing levels through August 17, 2014 and actual
performance from August 18, 2014 through March 31, 2015, as
well as the actual performance of the SandP 500 Total
Return Index and the Barclays U.S. Aggregate Bond Index
over the same periods. For purposes of these examples, each
index was set equal to 100 at the beginning of the relevant
measurement period and returns are calculated
arithmetically (not compounded). There is no guarantee the
J.P. Morgan US Sector Rotator TR Series X Index will
outperform the SandP 500 Total Return Index , the Barclays
U.S. Aggregate Bond Index or any alternative investment
strategy. Sources: Bloomberg and JPMorgan.

SandP 500 Total Return Index represents the total returns
of the SandP 500 Index. Barclays U.S. Aggregate Bond Index
(Total Return) represents the returns of the Barclays U.S.
Aggregate Bond Index.
Volatility: hypothetical, historical annualized volatility
levels are presented for informational purposes only.
Volatility levels are calculated from the hypothetical
historical returns, as applicable to the relevant
measurement period, of the JPMorgan US Sector Rotator TR
Series X Index, SandP 500 Total Return Index, and the
Barclays U.S. Aggregate Bond Index.
Volatility represents the annualized standard deviation of
the relevant index's arithmetic hypothetical daily returns
since March 31, 2005. The Sharpe Ratio, which is an
hypothetical measure of risk-adjusted performance, is
computed as the ten year annualized historical return
divided by the ten year annualized volatility.
Correlation : Correlation refers to the performance of the
relevant index to the JPMorgan U.S. Sector Rotator TR
Series X Index.

The back-tested, hypothetical, historical annualized
volatility and index returns may use substitutes for any
ETF that was not in existence or did not meet the liquidity
standards at that particular time.

The back-tested, hypothetical, historical annualized
volatility and index returns have inherent limitations.
These volatility and return results were achieved by means
of a retroactive application of a back-tested volatility
model designed with the benefit of hindsight. No
representation is made that in the future the relevant
indices will have the volatility shown. Alternative
modeling techniques or assumptions might produce
significantly different results and may prove to be more
appropriate. Actual annualized volatilities and returns may
vary materially from this analysis. Source: Bloomberg and
JPMorgan.

Key Risks

 There are risks associated with a momentum-based
investment strategy--The JPMorgan U.S. Sector Rotator TR
Series X Index (the "Index") is different from a strategy
that seeks long-term exposure to a portfolio
consisting of constant components with fixed weights. The
Index may fail to realize gains that could occur from
holding assets that have experienced price declines, but
experience a sudden price spike thereafter.

 Correlation of performances among the constituents may
reduce the performance of the Index--performances among the
constituents comprising the Index from time to time (the
"Constituents") may become highly
correlated from time to time during the term of your
investment. High correlation during periods of negative
returns among Constituents representing any one sector or
asset type that have a substantial weighting in the
Index could have a material adverse effect on the
performance of the Index.

 Our affiliate, JPMS plc, is the Index sponsor and may
adjust the Index in a way that affects its level--The
policies and judgments for which JPMS plc is responsible
could have an impact, positive or negative, on the level of

the Index and the value of your investment. JPMS plc is
under no obligation to consider your interest as an
investor with returns linked to the Index.

 The Index may not be successful and may not outperform any
alternative strategy related to the Constituents.

 The investment strategy involves monthly rebalancing and
maximum weighting caps applied to the Constituents by asset
type that may reduce your return.

 Changes in the value of the Constituents may offset each
other.

 The Index comprises notional assets and liabilities. There
is no actual portfolio of assets to which any person is
entitled or in which any person has any ownership
interest.

 The Index was established on August 18, 2014 and has a
limited operating history.

The risks identified above are not exhaustive. You should
also review carefully the related "Risk Factors" section in
any relevant product supplement, underlying supplement,
term sheet or pricing supplement.

You may access the Index Rules at www.sec.gov as follows:
http://www.sec.gov/Archives/edgar/data/19617/00009501031400
7302/crt_dp50334-fwp.pdf

Disclaimer

JPMorgan Chase and Co. ("J.P. Morgan") has filed a
registration statement (including a prospectus) with the
Securities and Exchange Commission (the "SEC") for any
offerings to which these materials relate. Before you
invest in
any offering of securities by J.P. Morgan, you should read
the prospectus in that registration statement, the
prospectus supplement, as well as the particular product
supplement, the relevant term sheet or pricing supplement,

and any other documents that J.P. Morgan will file with the
SEC relating to such offering for more complete information
about J.P. Morgan and the offering of any securities. You
may get these documents without cost by
visiting EDGAR on the SEC Website at www.sec.gov.
Alternatively, J.P. Morgan, any agent, or any dealer
participating in the particular offering will arrange to
send you the prospectus and the prospectus supplement, as
well as
any product supplement and term sheet or pricing
supplement, if you so request by calling toll-free (866)
535-9248.
Free Writing Prospectus filed pursuant to Rule 433;
Registration Statement No. 333-199966

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com April 01, 2015